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Rene Caron (investors) Len Hall (media)
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len@allencaron.com

EMRISE ANNOUNCES 2012 FIRST QUARTER Financial Results

Company Reconfirms Its Financial Guidance for 2012

DURHAM, NC - May 15, 2012 - EMRISE CORPORATION (OTCBB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced its financial results for the Company's first quarter ended March 31, 2012. The Company also announced it was reconfirming its previously announced full-year revenue and profit guidance for 2012.

EMRISE Chairman and CEO Carmine T. Oliva said this year's first quarter net sales declined by a small amount year over year and the Company reported a net loss for the 2012 first quarter as expected and disclosed in its earlier guidance. Despite the modest year-over-year decline in sales and the loss in this year's first quarter, Oliva noted that the Company continued to make considerable operational and financial progress during the 2012 first quarter. He also noted several key highlights of this year's first quarter:

•	Electronic devices sales increased 17 percent year-over year;

•	Electronic devices gross margin rose 23 percent to 27 percent, up from 22 percent in the 2011 first quarter;

•	Operating expenses declined year-over-year by more than 12 percent;

•	Loss from operations declined by 35 percent year over year;

•	Loss from continuing operations declined year over year by more than 15 percent;

•
Order bookings and sales of in-flight entertainment and connectivity (IFE&C) products and military products increased substantially year over year, and this is expected to continue in upcoming quarters; and

•
Terms of the remaining $1.0 million note with previous primary lender, the PEM Group, were modified; made $500,000 payment on note and negotiated sizeable discount opportunity for early payoff of note.

“Even though this year's first quarter sales were down modestly year-over-year, based on the strength of our year-end results for 2011, our strong backlog, and the order flow we are seeing in the second quarter, especially in our electronic devices business, we believe the execution of our turnaround strategy is on track,” Oliva added. “As a result, we believe the Company is well positioned to be profitable in the 2012 second quarter and for the year driven by solid year-over-year increases in sales and proactive cost management.”

Net sales in the 2012 first quarter were $7.5 million, compared to net sales of $7.9 million in last year's first quarter. First quarter sales of the Company's core commercial aerospace IFE&C products and its military products increased significantly, which is expected to continue in upcoming quarters. These sales increases, however, were offset by lower sales at EMRISE's communications equipment business unit in the U.S., which was further offset by the delay in shipment into this year's second quarter of a $300,000 order for network access products at the Company's French operations due to a software issue that has since been resolved.

Loss from operations for the 2012 first quarter declined by 35 percent to $593,000 from $906,000 in the prior year first quarter. Included in loss from operations for the 2012 and 2011 first quarters were the annual first quarter increases in general and administrative expenses associated with required year-end financial reporting and other corporate matters that do not occur in subsequent quarters of the year.

Net loss for the 2012 first quarter was $871,000, or a loss per basic and diluted share of $0.08, compared to net loss in the first quarter of 2011 of $959,000, or a loss per basic and diluted share of $0.09, which included income from discontinued operations of $59,000. This year's first quarter included a loss of $9,000 from the sale of discontinued operations. Currency exchange rate losses in this year's first quarter were $114,000 compared to currency exchange rate losses of $64,000 in the first quarter of last year.

EMRISE made significant progress in reshaping its operations in 2011 and that progress continued in the 2012 first quarter, improving the Company's financial strength and increasing its focus on its core competencies. Its core electronic devices and communications equipment businesses are well established suppliers to the aerospace and defense markets, as well as the telecommunications, industrial, marine, utility and a number of other growing commercial markets. The Company continues to have a strong order flow for its commercial aerospace IFE&C products and its network access products in France, and it is building an even stronger backlog of shippable orders that will begin shipping in the second, third and fourth quarters of this year.

“We are continuing to build on the momentum we created in the latter half of 2011,” Oliva said. “Even though there are still certain risks to be faced in 2012, including those associated with the economy in Europe, North America and Asia, we believe we should be able to manage those risks and make 2012 a good year for the Company and its stockholders.”

During this year's first quarter, the Company modified the terms of the remaining $1.0 million note with its previous primary lender, the PEM Group, and made a note payment of $500,000. This gave EMRISE the opportunity to pay off the remainder of the debt early and receive a discount of 25 percent to 30 percent from the original $1.0 million of the remaining note depending on the date of the pay off.

“It is our intention to make a $225,000 payment on the PEM note by the end of this year's second quarter that will result in EMRISE receiving a $275,000 discount on the note, which will pay off the balance and bring what has been a difficult and disruptive chapter in our history to a close,” Oliva added.

EMRISE plans to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 with the Securities and Exchange Commission (“SEC”) today.

Additional Analysis of Results
2012 First Quarter Net Sales by Business Segment
Net sales of electronic devices in the first quarter of 2012 increased by more than 17 percent to $5.4 million, up from $4.6 million in the first quarter of 2011, as planned shipments of the Company's significant backlog of orders of commercial aerospace IFE&C products and military products continued and order bookings were strong.

EMRISE expects this year's second quarter sales of electronic devices to also be higher than the comparable 2011 quarter as the Company is continuing to receive an increasing level of orders in these areas and will be shipping against its large backlog of orders for electronic devices.

Net sales of communications equipment were $2.1 million in the first quarter of 2012, compared to $3.3 million in the first quarter of 2011. The large decline in net sales in the Company's communications equipment business was due to a significant reduction in sales at the Company's U.S. communications equipment business. This decline in sales was due to a general decline in infrastructure spending in the U.S. by telecommunications companies and the U.S. government for products such as the timing and synchronization products offered by EMRISE's U.S. subsidiary. As mentioned earlier, this was further compounded by lower than expected sales of network access products in the Company's French operations due to the delay in shipment of a large order for network access products into this year's second quarter.

Bookings of international orders for EMRISE's French network access products has continued to provide a solid backlog of orders, and the Company is actively working to expand its market reach for these products into the U.S. Despite the highly competitive nature of the market, EMRISE believes it has made favorable progress from its efforts in the U.S. thus far. The Company expects to see continuing increases in bookings and renewed increases in sales at its French business unit during the second quarter of 2012.

2012 First Quarter Gross Margins for the Company and by Business Segment
The Company's overall gross profit, as a percentage of net sales (gross margin), in the 2012 first quarter was 28 percent, compared to gross margin in last year's first quarter of 27.7 percent.
Gross margin for the Company's electronic devices segment in this year's first quarter was 27 percent, up strongly from gross margin in the 2011 first quarter of 22 percent. This significant improvement in gross margin was due principally to improved fixed overhead absorption resulting from the 17 percent year-over-year increase in sales of higher margin military products and commercial aerospace IFE&C products, which typically have lower margins than military sales.
The Company expects to maintain this improved gross margin in its electronic devices business unit throughout 2012 as it continues to improve fixed overhead absorption due to high sales volumes.

For the first quarter of 2012, gross margin for the Company's communications equipment business was 30.5 percent compared to 35.8 percent in the 2011first quarter. This decline was primarily due to lower sales volumes, which resulted in the fixed overhead cost being absorbed by a smaller number of items produced. To a much lesser extent, the decline in gross margin was due to greater commercial pressure on network access product margins, although these still remain the Company's highest margin products.

The Company expects to see a slight improvement in gross margin during the balance of 2012 as a result of anticipated increases in sales volumes.

2012 First Quarter Operating Expenses
Operating expenses for the first quarter of 2012 declined more than 12 percent to $2.7 million from $3.1 million for the same period in 2011. Selling, general and administrative (SG&A) expenses as a percentage of sales declined to 31.3 percent of sales in the 2012 first quarter from 33.7 percent of sales in first quarter of 2011. The improvement in SG&A expenses, as a percentage of sales, was due to the Company's continued focus on containing costs in proportion to its operational needs.
Backlog
Backlog was relatively unchanged at $25.1 million as of March 31, 2012, compared with $25.5 million as of December 31, 2011, as bookings in the first quarter of 2012 continued to be strong. The amount of backlog orders represents revenue that the Company anticipates recognizing in the future, as evidenced by purchase orders and other purchase commitments received from customers, but on which work has not yet been initiated or is currently in progress. Management believes that the majority of its current backlog will be shipped within the next 12 months.
Balance Sheet Highlights
As of March 31, 2012, the Company's cash and equivalents totaled $1.5 million, total assets were $24.1 million, total debt obligations were $5.5 million and stockholders' equity was $10.2 million. As of December 31, 2011, cash and cash equivalents totaled $0.8 million, total assets were $24.7 million, total debt obligations were $5.7 million and stockholders' equity was $10.6 million.

Adjusted EBITDA
The Adjusted EBITDA loss for the first quarter of 2012 was reduced to $486,000, a decline of $282,000 from the Adjusted EBITDA loss of $768,000 in the first quarter of last year.

Outlook for 2012

EMRISE management is reconfirming its earlier guidance for 2012 first given on March 30, 2012, when the Company announced its financial results for its fourth quarter and year-ended December 31, 2011.

The Company currently has a significant backlog of booked orders for its electronic devices business and expects a moderate sales increase in the first half of 2012, followed by substantially increased sales in the second half of 2012 as EMRISE ships these orders to meet its customers' requested delivery schedules.

The Company's communications equipment business segment currently has a strong backlog of orders for its French subsidiary, and while EMRISE is optimistic about the growth of its network access business, it expects communications equipment sales in 2012 will remain relatively consistent with 2011 sales.

The Company's management noted that, compared to this year's first quarter, which included the yearly first quarter increase in levels of general and administrative expenses associated with required year-end financial reporting and other corporate requirements, the second, third and fourth quarters will not be impacted by these expenses.
EMRISE believes overall revenue for 2012 should grow organically between 11 percent and 14 percent over 2011 revenue. The Company also believes that, even though it incurred a loss in this year's first quarter, it should achieve profitability in the second quarter of 2012 and for the full year as a result of improved sales and its ongoing cost containment efforts.

Non-GAAP Financial Measures - Reconciliation of Non-GAAP Measures
This news release includes a non-GAAP financial measure, as defined by SEC Regulation G, which management believes provide a meaningful trend of operating performance, and measure of liquidity and the Company's ability to service debt. The non-GAAP measure included in this news release is Adjusted EBITDA. EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, asset impairments charges, and net other income, less net gain or loss on discontinued operations. A reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this news release.

Conference Call and Webcast
A conference call with EMRISE management is scheduled for 11:30 a.m. EDT (8:30 a.m. PDT) on Tuesday, May 15, 2012 to discuss the Company's audited financial results for its first quarter ended March 31, 2012. To join the conference call, dial toll-free (877) 941-8418 five minutes prior to the scheduled start time. For callers outside the United States, dial (480) 629-9809. A live webcast of the call may also be accessed at www.emrise.com; on the EMRISE client page at www.allencaron.com; or at http://viavid.net. An archived replay of the webcast will be available shortly after the call through the same web links listed above and will be available for 90 days.

About EMRISE Corporation
EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company's Communications Equipment business segment. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and connectivity systems is a primary growth driver for the Company's Electronic Devices business segment. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France. EMRISE is a publicly traded company whose common stock trades on the OTCBB under the symbol EMRI. For more information, go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, certain matters discussed in this press release, including the Company's ability to achieve continued revenue growth; its ability to achieve profitability in the second quarter of 2012, and for the year or any future period; its ability to increase market share in the IFE&C market and the UK military market; and its ability to meet revenue goals for 2012 and other future-oriented matters are all forward looking statements within the meaning of the Private Securities Litigation Reform Act. The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, failure to meet working capital needs that causes supply interruptions or delays in shipments to customers; cost reductions that do not result in the anticipated level of cost savings or cost reductions that need to be reversed to meet operating needs; whether the Company can maintain its cost management activities; whether the Company can meet its debt obligations; whether the global economic recession will have a further or deeper negative impact on the Company's customers, vendors or suppliers that has a negative impact on the Company's ability to ship backlog, increase sales, book new orders at the same price and size or meet its sales forecasts; inability to develop new products or grow sales; unexpected costs, cost increases or lack of expected savings that affect the future profitability of EMRISE; inability to support the required development of new or existing products; unexpected delays, or additional delays as may be experienced by EMRISE customers, vendors or other circumstances which prevent timely shipment of current or future orders as expected. The Company also refers you to those factors contained in the "Risk Factors" section of EMRISE's Annual Report on Form 10-K for the year ended December 31, 2011, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.

TABLES FOLLOW

EMRISE CORPORATION
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
Net sales	$7,539	$7,876
Cost of sales	5,430	5,696
Gross profit	2,109	2,180
Operating expenses:
Selling, general and administrative	2,363	2,653
Engineering and product development	339	433
Total operating expenses	2,702	3,086
Loss from operations	(593)	(906)
Other income (expense):
Interest income	12	12
Interest expense	(91)	(86)
Other, net	(78)	(53)
Total other expense, net	(157)	(127)
Loss before income taxes	(750)	(1,033)
Income tax expense (benefit)	112	(15)
Loss from continuing operations	(862)	(1,018)
Discontinued operations:
(Loss)/Income from discontinued operations	(9)	59
Tax provision on discontinued operations	—	—
(Loss)/Income from discontinued operations	(9)	59
Net loss	$(871)	$(959)
Weighted average shares outstanding
Basic	10,668	10,667
Diluted	10,668	10,667
Loss per share:
Basic
Continuing operations	$(0.08)	$(0.10)
Discontinued operations	$—	$0.01
Net loss	$(0.08)	$(0.09)
Diluted
Continuing operations	$(0.08)	$(0.10)
Discontinued operations	$—	$0.01
Net loss	$(0.08)	$(0.09)

Statement of Comprehensive Loss
Net loss	$(871)	$(959)
Foreign currency translation adjustment	$472	$412
Comprehensive loss	$(399)	$(547)

EMRISE CORPORATION
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,475	$805
Accounts receivable, net of allowances for doubtful accounts of $89 at March 31, 2012 and $123 at December 31, 2011	4,386	5,971
Other receivables	373	363
Inventories	8,827	8,404
Current deferred tax assets	31	24
Prepaid and other current assets	949	1,008
Current assets of assets held for sale	—	345
Total current assets	16,041	16,920
Property, plant and equipment, net	1,038	957
Goodwill	5,106	4,970
Intangible assets other than goodwill, net	804	838
Deferred tax assets	234	227
Restricted cash	400	386
Other assets	463	370
Total assets	$24,086	$24,668
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,539	$3,445
Accrued expenses	3,697	3,551
Lines of credit	739	468
Current portion of long-term debt	1,373	1,658
Income taxes payable	154	298
Other current liabilities	269	269
Current liabilities of assets held for sale	—	13
Total current liabilities	9,771	9,702
Long-term debt	3,351	3,615
Deferred income taxes	89	89
Other liabilities	669	664
Total liabilities	13,880	14,070
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, $0.0033 par value. Authorized 75,000,000 shares; 10,683,337 issued and outstanding at both March 31, 2012 and December 31, 2011.	128	128
Additional paid-in capital	44,169	44,162
Accumulated deficit	(32,497)	(31,626)
Accumulated other comprehensive loss	(1,594)	(2,066)
Total stockholders’ equity	10,206	10,598
Total liabilities and stockholders’ equity	$24,086	$24,668

Reconciliation of Adjusted EBITDA to Net Loss
(Unaudited, in thousands)

	Period
	March 31,
	2012	2011

Net Loss as reported	$(871)	$(959)

Additions:
Depreciation and amortization	100	105
Stock-based compensation	7	33
Interest expense, net	79	74
Other, net	78	53
Income tax provision	112	(15)
Loss from discontinued operations	9	—
Subtractions:
Income from discontinued operations	—	59

Adjusted EBITDA	$(486)	$(768)

Use of Non-GAAP Financial Measures
In evaluating its business, EMRISE considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net income or loss on discontinued operations. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the EMRISE's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.